Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT dated as of March 4, 2013 (the “Amendment”) to the AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of February 13, 2013, is entered into by and among H.J. Heinz Company, a Pennsylvania corporation (the “Company”), Hawk Acquisition Holding Corporation, a Delaware corporation (“Parent”) and Hawk Acquisition Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Agreement; and

WHEREAS, the parties hereto desire to amend the Agreement and the Company Disclosure Letter, each as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement):

SECTION 1.  Amendments To The Agreement.

(a)      Annex A to the Agreement is hereby amended to insert therein the following definition:

“Retention RSUs” means each Company RSU that is set forth on Section 4.03(c) of the Company Disclosure Letter.”

(b)      Section 4.03 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 4.03.      Treatment of Stock Plans.

(a)           Options.  At the Effective Time, each outstanding Company Stock Option, vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to such

Company Stock Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less any required Tax withholdings as provided in Section 4.02(g).

(b)           Company Phantom Shares.  At the Effective Time, each outstanding Company Phantom Share, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the Per Share Merger Consideration, less any required Tax withholdings as provided in Section 4.02(g).

(c)           Company RSUs.  At the Effective Time, except to the extent otherwise provided in this Section 4.03(c), each outstanding Company RSU, whether vested or unvested (including Company RSUs as to which any applicable performance period has not elapsed), shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the sum of (x) the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of Shares subject to such Company RSUs plus (y) the amount of accrued and unpaid dividends thereon , less any required Tax withholdings as provided in Section 4.02(g); provided that payment in respect of Company RSUs that have been deferred will be made in accordance with the terms of such award and the applicable deferral election made by the holder thereof; provided further, that, notwithstanding the foregoing, the vesting of all or any portion of each Retention RSU shall be determined by the terms of the Retention RSU award and, upon vesting, the vested portion of the Retention RSU shall then be cancelled and paid out as soon as reasonably practicable after the vesting date (but in no event later than three Business Days after the vesting date) in an amount determined as set forth above.  In the event that the immediate payment of the amounts contemplated above at the Effective Time in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(d)           Treatment of the GSPP.  (i) Participants in the Third Amended and Restated Global Stock Purchase Plan (the “GSPP”) will be prohibited from increasing their payroll elections under the GSPP or making separate non-payroll contributions following the announcement of the execution of this Agreement; (ii) the current offering period will end on February 16, 2013 and such offering period will be the final offering period under the GSPP; (iii) any accumulated contributions not used to purchase Shares at the end of such final offering period will be returned to the applicable participants; and (iv) the GSPP will be terminated immediately following the end of such final offering period.

(e)           Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take such other actions as such Board or such Committee deems necessary or appropriate to implement the provisions of this Section 4.03, and, to the extent expressly set forth in Section 4.03 of the Company Disclosure Letter, the Company shall use reasonable best efforts to take such other actions as reasonably requested by Parent.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment to the Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

H.J. HEINZ COMPANY

By:		/s/ Theodore N. Bobby
	Name:	Theodore N. Bobby
	Title:	Executive Vice President, General Counsel & Corporate Secretary

HAWK ACQUISITION HOLDING CORPORATION

By:		/s/ Paulo Basilio
	Name:	Paulo Basilio
	Title:	Vice President and Secretary

HAWK ACQUISITION SUB, INC.

By:		/s/ Paulo Basilio
	Name:	Paulo Basilio
	Title:	Vice President and Secretary

[Signature Page to Amendment to Agreement and Plan of Merger]